Exhibit 99.1

March 31, 2009 - 5:01 PM EDT

Firstgold Announces Forbearance Agreement With its Lenders

CAMERON PARK, CALIFORNIA--(Marketwire - March 31, 2009) - Firstgold Corp. (TSX:FGD)(OTCBB:FGOC) is pleased to announce that it has signed a forbearance agreement with its lenders. The Company is in default of the loan agreements for nonpayment of principal and interest totaling approximately (US) $2.4 million.

In return for agreeing to "standstill" until April 30, 2009, the lenders have been granted a convertible privilege on $4,000,000 of their outstanding debt. The $4,000,000 is convertible into common shares of the Company @ $0.145 per share. This conversion right, if not exercised by the lenders, may be extinguished by the Company eliminating the payment defaults. If the conversion privilege is used the amounts converted will be applied first to arrears interest and then arrears principal. In addition, until the arrears are paid up, the lenders will on a monthly basis receive the first $600,000 of production revenue, the Company will receive the next $600,000 and the remainder will be split 50/50. Any production revenues received by the lenders will be applied against outstanding debt service payments.

CEO Steve Akerfeldt commented, "Completing this agreement and achieving gold production are important steps in establishing a firm financial platform for the Company. We are now looking toward the continued development of the Relief Canyon mine and our other exciting projects."

Over the last 24 months Firstgold has spent $16 million developing a processing facility at Relief Canyon, located outside Lovelock Nevada, on the site of the previously producing Pegasus Gold Mine. Firstgold currently leases over 10,000 acres of prime exploration property in Nevada. Additional information about Firstgold Corp. can be found by visiting its web site at www.firstgoldcorp.com.

Safe Harbor Statement

The matters discussed in this release contain forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, and Section 27A of the Securities Act of 1933, as amended that involve risks and uncertainties. Although Firstgold Corp. believes that the expectations reflected in such forward-looking statements are reasonable, the forward-looking statements are subject to risks and uncertainties that could cause actual results to differ from those projected. Firstgold Corp. cautions investors that any forward-looking statements made by Firstgold Corp. are not guarantees of future performance and that actual results may differ materially from those in the forward-looking statements. Factors that could cause actual results to differ materially from those reflected in forward-looking statements include, but are not limited to, risks and uncertainties regarding the actual mineralization of Firstgold Corp.'s mining properties, the unproven nature of and potential changes to Firstgold Corp.'s business model, the risk that the capital and other resources that Firstgold Corp. will need to exploit its business model will not be available, and the risks discussed in Firstgold Corp.'s Form 10-KSB and in Firstgold Corp.'s 10-QSBs and in Firstgold Corp.'s other filings with the Securities and Exchange Commission.

Cautionary Note to U.S. Investors -The United States Securities and Exchange Commission permits U.S. mining companies, in their filings with the SEC, to disclose only those mineral deposits that a company can economically and legally extract or produce. We use certain terms on this website (or press releases), such as "measured," "indicated," and "inferred" "resources," which the SEC guidelines strictly prohibit U.S. registered companies from including in their filings with the SEC. U.S. Investors are urged to consider closely the disclosure in our Form 10-k which may be secured from the SEC, or from their website at http://www.sec.gov/edgar.shtml.

FOR FURTHER INFORMATION PLEASE CONTACT:

Firstgold Corp.  Scott Dockter

1-888-904-6531

info@firstgoldcorp.com
www.FirstgoldCorp.com